Exhibit 99.1

COMSYS IT Partners, Inc. Files Registration Statement For Proposed Common Stock Offering

Houston, Texas (April 4, 2005) - COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading information technology staffing services company formerly known as Venturi Partners, Inc. (“the Company”), announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed public offering of its common stock. A portion of the shares will be issued and sold by the Company and a portion will be sold by certain stockholders of the Company. The number of shares to be offered and the price range for the offering have not yet been determined.

The shares will be offered for sale in an underwritten offering after the registration statement becomes effective. Merrill Lynch & Co. is acting as the sole book-running lead manager for the offering, Robert W. Baird & Co. is acting as co-lead manager for the offering, and Harris Nesbitt and SunTrust Robinson Humphrey are acting as co-managers for the offering. When available, a copy of the prospectus relating to the offering may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Telephone: (212) 449-1000.

The net proceeds from this proposed offering are intended to be used to redeem all of COMSYS’ outstanding Series A-1 preferred stock and to repay approximately $25.0 million of outstanding principal and interest under COMSYS’ second lien term loan. Any additional proceeds (including any proceeds from the underwriters’ exercise of their overallotment option) will be used for general corporate purposes, including working capital and potential acquisitions of, or investments in, companies, technologies, products or assets that complement the Company’s business. COMSYS will not receive any proceeds from the sale of shares by the selling stockholders.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

COMSYS is an IT staffing and solutions company with 41 offices across the U.S. and an office in the U.K. The Company’s service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions including network design and management, customized software development and maintenance, offshore development, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages.

Statements regarding the proposed offering, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, general market conditions, conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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